UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):  January 24, 2008

PUREDEPTH, INC.
(Exact name of registrant as specified in its charter)

Delaware	None	47-0892061
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

255 Shoreline Drive, Suite 610
Redwood City, California 94065
(Address of principal executive offices) (Zip code)

(650) 632-0800
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At a meeting of the Board of Directors (the “Board”) of PureDepth, Inc. (the “Company”) held on January 24, 2008, the Board and Mr. Marcus mutually agreed that Mr. Marcus would step down in his capacity as the Chief Executive Officer of the Company. Mr. Marcus’ role as Chief Executive Officer terminated on January 24, 2008 (the “Effective Date”) however he will continue to serve on the Board, in his capacity as Chairman.  During the thirty (30) day period following the Effective Date, Mr. Marcus will remain an employee of the Company, serving at the direction of the Board and the President of the Company.  Thereafter, in accordance with his employment agreement dated September 14, 2007 (the “Employment Agreement”), Mr. Marcus will receive four and one-half months of payments, payable in accordance with the Company’s standard payroll procedures services, together with COBRA reimbursement for a maximum of four and one-half months.  To the extent that the Mr. Marcus’ options to purchase Common Stock were unvested as of the Effective Date, such shares became fully vested immediately prior to such date.

Effective January 24, 2008, the Board appointed Mr. Jon McCaman, the Company’s Chief Financial Officer, as the President of the Company, to serve in such capacity until replaced.  The terms of Mr. McCaman’s compensation for his services as President have not yet been established between the Board and Mr. McCaman.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PUREDEPTH, INC.: ( Registrant )

Date: January 30, 2008	By:	/s/ Jonathan J. McCaman
Jonathan J. McCaman President